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THE ST JOE COMPANY
SUPPLEMENTAL CALCULATION OF SELECTED CONSOLIDATED FINANCIAL DATA
EXHIBIT 99.01
(DOLLARS IN THOUSANDS)

THE FOLLOWING TABLE CALCULATES EBITDA (GROSS AND NET):

                                                                  Three Months Ended    Three Months Ended
                                                                    March 31, 2001        March 31, 2000
                                                                  ------------------    ------------------

Income from continuing operations before income taxes and
minority interest                                                      $ 17,805              $ 38,798
Additions:
  Depreciation and amortization                                           6,794                13,987
  Interest expense                                                        4,249                 1,629
  Spin-off costs                                                             15                    --
  Loss on sales of nonoperating assets                                       10                    --
Deductions:
  Gain on sales of nonoperating assets                                       --                   (88)

  Gain on valuation of derivatives                                       (1,697)                   --

EBITDA, Gross                                                            27,176                54,326

Less minority interest percentages:
  Income before income taxes                                                 11                (7,598)
  Depreciation and amortization                                             (26)               (4,022)
  Interest expense                                                          (18)                  (64)
  Gain on sales of nonoperating assets                                       --                    50

EBITDA, Net                                                            $ 27,143              $ 42,692


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